Exhibit 99.1

NEWS RELEASE

LANCER ANNOUNCES CHANGE IN COMPENSATION POLICY FOR NON-
EMPLOYEE DIRECTORS

SAN ANTONIO, TEXAS, November 23, 2004— Lancer Corporation (Amex: LAN) announced that its Board of Directors has changed its policy of compensating non-employee Board members. Effective November 4, 2004, compensation for non-employee Board members is payable entirely in the form of discretionary stock options.  Previously, such Directors received a portion of their annual compensation in cash and a portion in the form of discretionary stock options.

Pursuant to the new policy, the Board issued options to the non-employee Board members effective November 8, 2004.  The options will vest in full the day before the Lancer 2005 annual meeting of shareholders.  The options are exercisable only after they fully vest and Lancer’s closing stock price averages $15.00 or higher over a ninety day period.  The $15.00 level represents a more than 30% premium over the closing share price on the date the options were granted.  Lancer shares have not closed above $15.00 since 1998.

Chairman Hank Schmitz commented:  “It is the intent of the Board that this change will better align the compensation of the Board with the interests of Lancer shareholders as defined by a rising share price.  The Board remains committed to maximizing the value of Lancer.”

Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide.  Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom. Lancer is a vertically integrated manufacturer with 2003 sales of $113 million, and employing approximately 1,200 people. Lancer designs and manufacturers a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.

This press release contains various forward-looking statements and information, including statements relating to Board intent and the market value of Lancer stock, that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.